Exhibit 10.29
2009 RESTRICTED STOCK AGREEMENT
This Restricted Stock Agreement is dated as of the 29th day of April, 2009, between FBL Financial Group, Inc., an Iowa corporation (the “Company”), and James E. Hohmann (“Employee”).
     1. Award.
(a) Shares. Pursuant to the FBL Financial Group, Inc. 2006 Class A Common Stock Compensation Plan (the “Plan”), 181,160 shares (the “Restricted Shares”) of the Company’s common stock, without par value (“Stock”), shall be issued as hereinafter provided in Employee’s name subject to certain restrictions thereon.
(b) Issuance of Restricted Shares. The Restricted Shares shall be issued upon acceptance hereof by Employee, subject to satisfaction of the conditions of this Agreement.
(c) Plan Incorporated. Employee acknowledges receipt of a copy of the Plan, and agrees that this award of Restricted Shares shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as a part of this Agreement.
(d) Policy Incorporated. Employee acknowledges receipt of a copy of Exhibit A, the Impact of Restatement of Financial Statements Upon Awards Policy (“Clawback Policy”) adopted by the Management Development and Compensation Committee of the Board of Directors and agrees that this award of Restricted Shares shall be subject to all of the terms and conditions set forth in the Clawback Policy, including future amendments thereto, if any, which Clawback Policy is incorporated herein by reference as part of this Agreement.
(e) Additional Definitions.
(i) Employment Agreement. ”Employment Agreement” shall mean the employment agreement entered into between the Employee and Company effective April 29, 2009.
(ii) Good Reason. “Good Reason” means one or more of the following conditions arising without the consent of the Employee:
(1) A reduction in the Employee’s Base Salary under the Employment Agreement, or vested Restricted shares to which the Forfeiture Restrictions have lapsed under this Agreement.
(2) The failure of the Company to obtain the assumption in writing of its obligations under this Agreement by any successor to all or substantially all of the Company’s assets within 15 days following a merger, consolidation sale, or similar transaction; or
(3) Any other action or inaction that constitutes a material breach by the Company under the Employment Agreement.
(iii) Cause. ”Cause” means:

(1) The Employee’s willful and continued failure to substantially perform the Employee’s duties with the Company or its Affiliates (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Employee by the Company which specifically identifies the manner in which the Company believes that the Employee has not substantially performed his or her duties;
(2) The final conviction of the Employee of, or an entering of a guilty plea or a plea of no contest by the Employee to, a felony; or
(3) The willful engaging by the Employee in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.
For purposes of this definition, no act or failure to act on the part of the Employee shall be considered “willful” unless it is done, or omitted to be done, by the Employee in bad faith or without a reasonable belief that the action or omission was in the best interests of the Company or its Affiliates. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board, the instructions of a more senior officer of the Company or the advice of counsel to the Company or its Affiliates will be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Company and its Affiliates.
(iv) Committee. “Committee” shall mean the Management Development and Compensation Committee of the Board of Directors.
(v) Term of Employment. “Term of Employment” shall mean the term specified in the Employment Agreement.
2. Restricted Shares. Employee hereby accepts the Restricted Shares when issued and agrees with respect thereto as follows:
(a) Forfeiture Restrictions. The Restricted Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent then subject to the Forfeiture Restrictions (as hereinafter defined), and in the event of termination of Employee’s employment with the Company or employing subsidiary for any reason other than (i) completing the Term of Employment as defined in the Employment Agreement, (ii) death or (iii) disability as determined by the Company, or except as otherwise provided in the last sentence of subparagraph (b)(iii)(C) of this Paragraph 2, Employee shall, for no consideration, forfeit to the Company all Restricted Shares to the extent then subject to the Forfeiture Restrictions. The prohibition against transfer and the obligation to forfeit and surrender Restricted Shares to the Company upon termination of employment are herein referred to as “Forfeiture Restrictions.” The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of Restricted Shares.
(b) Lapse of Forfeiture Restrictions. The Forfeiture Restrictions shall lapse as to the Restricted Shares in accordance with the following schedule:
(i) Noncontingent Lapse Dates: The Forfeiture Restrictions shall lapse as to the following numbers of Restricted Shares during the Employee’s Term of Employment as follows:

Lapse Date	Number of Shares
5-1-2009	9,058
6-1-2009	9,058
7-1-2009	9,058
8-1-2009	9,058
9-1-2009	9,058
10-1-2009	9,058
11-1-2009	9,058
12-1-2009	9,058
(ii) Contingent Lapse Date: The Forfeiture Restrictions shall lapse as to the Restricted Shares not vested under subparagraph (b)(i) above based upon the attainment of goals reached with respect to the performance of the Company during Employee’s Term of Employment. The specific goals to be obtained, and the weight to be given each goal , shall be determined by the Lead Director and the Chairman of the Management Development and Compensation Committee within sixty (60) days of the date this Agreement is fully executed. The exact number of Restricted Shares as to which the Forfeiture Restrictions may lapse under this subparagraph will be determined jointly by the Lead Director and the Chairman of the Management Development and Compensation Committee, with such determination based upon the attainment of the goals established , and shall be made after December 31, 2009, but prior to March 1, 2010 (hereinafter “Contingent Lapse Date”). Any Restricted Shares under this subparagraph as to which the Forfeiture Restrictions are not removed by the Contingent Lapse Date shall be forfeited and surrendered.
(iii) Effect of Termination of Employment: Notwithstanding the foregoing:
(A) If Employee’s employment with the Company is terminated for Cause, during the Term of Employment, Employee shall surrender and forfeit all Restricted Shares, except those shares as to which the Forfeiture Restrictions had lapsed under subparagraph (b)(i) above as of the termination date.
(B) If Employee’s employment with the Company is terminated prior to the Term of Employment without Cause, or by the Employee for Good Reason, or due to death or disability of the Employee, no surrender or forfeiture shall occur as to those Restricted Shares on which the Forfeiture Restrictions had lapsed pursuant to subparagraph (b)(i) above as of the termination date; however, all Restricted Shares as to which the Forfeiture Restrictions had not lapsed under subparagraph (b)(ii) above shall be surrendered and forfeited as of the Contingent Lapse Date, unless a determination has been made prior to the Contingent Lapse Date to remove all, or a portion of the Forfeiture Restrictions in accordance with subparagraph (b)(ii) above, or subparagraph (C) below.
(C) In the event Employee’s employment is terminated for any other reason, the Committee or its delegate, as appropriate, may, in the Committee’s or such delegate’s sole discretion, approve the lapse of Forfeiture Restrictions as to any or all Restricted Shares still subject to such restrictions, such lapse to be effective on the Contingent Lapse Date.
(c) Dividend Restriction. Payment of any dividends on the Restricted Shares is contingent upon meeting the performance and service requirements referenced in this Agreement, and such dividends shall be retained by the Company and not paid to Employee until the applicable Lapse Date, and then only in respect to shares which have not been forfeited.
(d) Certificates. A certificate evidencing the Restricted Shares shall be issued by the Company in Employee’s name, or at the option of the Company, in the name of a nominee of the Company, pursuant to which Employee shall have voting rights and such rights to dividends as are described in paragraph 2(c), above. As required by the Plan, the certificate shall bear a legend reading as follows: “The sale or other transfer of the Shares of Stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the FBL Financial Group, Inc. 2006 Class A Common Stock Compensation Plan and in a Restricted Stock Agreement dated April 29, 2009. A copy of the Plan and such Restricted Stock Agreement may be obtained from the Secretary of FBL Financial Group, Inc.” The Company may cause the certificate to be delivered upon issuance to the Secretary of the Company or to such other depository as may be designated by the Company as a depository for safekeeping until the forfeiture occurs or the Forfeiture Restrictions lapse pursuant to the terms of the Plan and this award. Alternatively, the Company may maintain the shares in an uncertificated record at the offices of its stock transfer agent. Upon request of the Committee or its delegate, Employee shall deliver to the Company a stock power, endorsed in blank, relating to the Restricted Shares then subject to the Forfeiture Restrictions. Upon the lapse of the Forfeiture Restrictions without forfeiture, the Company shall cause a new certificate or certificates to be issued without legend in the name of Employee for the shares upon which Forfeiture Restrictions lapsed, or at the election of Employee, cause uncertificated shares to be transferred to an account for the benefit of Employee at such bank or brokerage firm as Employee directs. Notwithstanding any other provisions of this Agreement, the issuance or delivery of any shares of Stock (whether subject to restrictions or unrestricted) may be postponed for such period as may be required to comply with applicable requirements of any national securities exchange or any requirements under any law or regulation applicable to the issuance or delivery of such shares. The Company shall not be obligated to issue or deliver any shares of Stock if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.
3. Withholding of Tax. To the extent that the receipt of the Restricted Shares, dividends paid upon the Restricted Shares or the lapse of any Forfeiture Restrictions results in compensation income to Employee for federal or state income tax purposes, Employee shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money or shares of unrestricted Stock as the Company may require to meet its withholding obligation under applicable tax laws or regulations, and, if Employee fails to do so, the Company is authorized to withhold from any cash or Stock remuneration then or thereafter payable to Employee any tax required to be withheld by reason of such resulting compensation income.
4. Status of Stock. Employee agrees that the Restricted Shares will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. Employee also agrees (i) that the certificates representing the Restricted Shares may bear such legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws, (ii) that the Company may refuse to register the transfer of the Restricted Shares on the stock transfer records of the Company if such proposed transfer would be in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law and (iii) that the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Restricted Shares.

5. Employment Relationship. For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of either the Company, any successor corporation or a parent or subsidiary corporation (as defined in section 424 of the Code) of the Company or any successor corporation. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, other than a completion of Employee’s Term of Employment, shall be determined by the Committee, or its delegate, as appropriate, and its determination shall be final.
6. Committee’s Powers. No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee or, to the extent delegated, in its delegate pursuant to the terms of the Plan or resolutions adopted in furtherance of the Plan, including, without limitation, the right to make certain determinations and elections with respect to the Restricted Shares. By execution of this Agreement, Company affirms that the Committee has waived the provisions of Section 9(i) of the Plan which would otherwise require automatic forfeiture of all shares of Restricted Stock still subject to restrictions upon termination of Employee’s employment, and has substituted therefore the provisions stated in Paragraphs 2(a) and 2(b), above.
7. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.
8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Iowa
     IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Employee has executed this Agreement, with an effective date of April 29, 2009.

FBL FINANCIAL GROUP, INC.
By /s/ CRAIG A. LANG
Craig A. Lang
Chairman of the Board (name and title)

/s/ JAMES E. HOHMANN
James E. Hohmann Employee

Please Initial Appropriate Item (One of the lines must be initialed):

___	I do not desire the alternative tax treatment provided for in the Internal Revenue Code Section 83(b).

___	I do desire the alternative tax treatment provided for in Internal Revenue Code Section 83(b) and desire that forms for such purpose be forwarded to me. *
•	I acknowledge that the Company has suggested that before this line is initialed that I check with a tax consultant of my choice.

Exhibit A
Policy: Impact of Restatement of Financial Statements Upon Awards. (Adopted by Management Development and Compensation Committee December 2006.)
If any of the Company’s financial statements are restated because of errors, omissions or fraud, the Committee may (in its sole discretion, but acting in good faith) direct that the Company recover all or a portion of awards of bonuses, and grants of options and restricted stock options (together, “awards”) with respect to any fiscal year of the Company the financial results of which are negatively affected by such restatement. Recoveries may be made from all officers in the Section 16 reporting group regardless of fault, and from any other persons whom the Committee believes were involved in misconduct causing the required restatement (together, “Participants”). Misconduct involves more than mere negligent job performance. The amount to be recovered from the Participant shall be the amount by which awards exceeded the amount that would have been payable to the Participant had the financial statements been initially filed as restated, or any greater or lesser amount (including, but not limited to, the entire award) that the Committee shall determine. The Committee shall determine whether the Company shall effect any such recovery (i) by seeking repayment from the Participant, (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to the Participant under any compensatory plan, program or arrangement maintained by the Company or any of its affiliates, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s otherwise applicable compensation practices, or (iv) by any combination of the foregoing. Provisions reflecting this policy shall be placed in all award grant instruments delivered to Participants.

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